Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the BioMarin Pharmaceutical Inc. 2017 Equity Incentive Plan, as amended, and Amicus Therapeutics, Inc. 2025 Equity Incentive Plan of our report dated February 20, 2026, with respect to the consolidated financial statements of Amicus Therapeutics, Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, included in BioMarin Pharmaceutical Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 13, 2026.

/s/ Ernst & Young LLP

Iselin, New Jersey

August 6, 2026